Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ally Financial Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Ally Financial Term Notes Due from Nine Months to Thirty Years from Date of Issue	Rule 456(b) and Rule 457(r)(1)	(1)	(1)	(1)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An indeterminate amount of securities to be offered at indeterminate prices were registered pursuant to the initial filing of the registration statement. The registrant is restating the contents of the filing fee table contained in the initial filing of the registration statement without any substantive changes. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).